UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


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                                 SCHEDULE 13G/A





                   Under the Securities Exchange Act of 1934
                         (Amendment No. 13   )*


                 	STRATUS PROPERTIES, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		863167201
             -----------------------------------------------------
                                 (CUSIP Number)

			12/31/05
             -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[] Rule 13d-1(c)
[] Rule 13d-1(d)



----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  863167201



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       INGALLS & SNYDER LLC
	13-5156620




--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


      NEW YORK STATE

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          0
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH           0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH           0
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                   1,235,446
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		   1,235,446
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   17.1%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


                   BD, IA
--------------------------------------------------------------------------------

CUSIP No.  863167201



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       ROBERT L. GIPSON




--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [ ]
         (b)  [ ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S.A.

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES          152,000
BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH           0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH           152,000
--------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                   963,327
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		   1,115,327
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  15.5%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


                  IN
--------------------------------------------------------------------------------


Item 1.     (a)   Name of Issuer:

                 	STRATUS PROPERTIES, INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                	98 SAN JACINTO BLVD
			SUITE 220
			AUSTIN, TX 78701
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

	                INGALLS & SNYDER LLC (INGALLS),
			ROBERT L. GIPSON (GIPSON)
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

	                INGALLS, 61 BROADWAY, NEW YORK, NY 10006
			GIPSON C/O INGALLS, 61 BROADWAY, NEW YORK NY 10006
                  --------------------------------------------------------------
            (c)   Citizenship:
                               See Item 4 of the Cover sheet for each filer
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  		COMMON STOCK
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                                863167201
                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 240.13d-(1), or 13d-2(b) or (c), check whether the person filing is a:

            (a)   [X]   Broker or Dealer  registered under Section  15 of  the
                        Act, (15 U.S.C 78o)

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the
			Act, (15 U.S.C 78c)

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act, (15 U.S.C 78c)

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act of 1940 (15 U.S.C 80a-8)

            (e)   [x]   Investment Adviser in accordance with Section
			240.13d-1(b)(1)(ii)(E)

            (f)   [ ]   Employee Benefit Plan or endowment fund in accordance
			to Section 240.13d-1(b)(ii)(F)

            (g)   [ ]   A parent holding company or control person in
			accordance with Section 240.13d-1(b)(1)(ii)(G)


	    (h)   [ ]   A savings associations as defined in Section 3(b) of the
			Federal Deposit Insurance Act (12 U.S.C 1813)

	    (i)	  [ ]	A church plan that is excluded from the definition of an
			investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C 80a-3)

	    (j)   [ ] 	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)



Item 4.     Ownership.

            (a) Amount beneficially owned: 1,235,446 for Ingalls
					   1,115,327 for Gipson -----,

            (b) Percent of class: 17.1% for Ingalls
				  15.5% for Gipson --------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote
	0 for Ingalls
	152,000 for Gipson

                  (ii) Shared power to vote or to direct the vote
	0  for Ingalls,
	0 for Gipson---,


                  (iii) Sole power to dispose or to direct the disposition of 0 for Ingalls,
	152,000 for Gipson,


                  (iv) Shared power to dispose or to direct the disposition of 1,235,446 for Ingalls
	963,327 for Gipson



Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
		INAPPLICABLE

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

Securities reported under Shared Dispositve Power for Ingalls and Gipson include securities owned by clients of Ingalls & Snyder LLC, a registered broker dealer and a registered investment advisor, in accounts over which Gipson and other employees hold discretionary investment authority or in accountsmanaged under investment advisory contracts.

Robert L. Gipson is a senior director of Ingalls. Shares reported under sole voting and sole dispositive power are shares owned directly by Gipson or entities over which he holds direct investment and voting authority.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

		INAPPLICABLE

Item 8.     Identification and Classification of Members of the Group.

		INAPPLICABLE

Item 9.     Notice of Dissolution of Group.

		INAPPLICABLE


Item 10.    Certification.



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 2/9/06

INGALLS & SNYDER LLC
BY:
	/S/ Edward H. Oberst
----------------------------------
                      (Signature)*
Edward H. Oberst

Managing Director
----------------------------------
                      (Name/Title)



BY:
/s/ ROBERT L. GIPSON
----------------------------------
                      (Signature)*
ROBERT L. GIPSON




* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


              INDEX TO EXHIBITS		     PAGE
               -----------------               ----

EXHIBIT 1	 Agreement to Make a Joint Filing  7


                          EXHIBIT 1 TO SCHEDULE 13G
                          -------------------------

                          -------------------------

The undersigned hereby agree that this Schedule 13g and subsequent amendments, if any, are filed on behalf of each of the parties.
Date: 2/9/06

INGALLS & SNYDER LLC
BY:
/s/ EDWARD H. OBERST
----------------------------------
                      (Signature)*
EDWARD H. OBERST
MANAGING DIRECTOR
----------------------------------


Date: 2/9/06
/s/ ROBERT L. GIPSON
----------------------------------
                      (Signature)*
ROBERT L. GIPSON